Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

MRC GLOBAL INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

MRC Global Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1)         This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 11, 2012 (the “Certificate of Incorporation”).

(2)         This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

(3)         ARTICLE VII of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Section 7.1 Limited Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

(a)         for any breach of the director’s or officer’s respective duty of loyalty to the Corporation or its stockholders;

(b)         for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)          of directors under Section 174 of the DGCL; or

(d)         for any transaction from which the director or officer derived an improper personal benefit.

If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 13th of May, 2024.

MRC GLOBAL INC.

By: /s/ Daniel J. Churay__________________

Name: Daniel J. Churay

Title: Executive Vice President, General Counsel and Corporate Secretary